Exhibit 99.1

United Express, Inc. Announces Adoption of DBA “OZ Vision” and Pending Corporate Name Change

Nevada, Las Vegas, USA [25th February 2025] – United Express, Inc. (“United Express” or the “Company”) is pleased to announce that it has adopted the name “OZ Vision” as its new “doing business as” (DBA) name, effective immediately. This strategic decision is intended to better reflect the Company’s evolving business direction and its future growth initiatives.

The adoption of the OZ Vision brand aligns with the Company’s long-term corporate objectives and market positioning, reinforcing its commitment to innovation and expansion within its industry. The Company believes that this new brand identity will more accurately communicate its mission and vision to customers, investors, and stakeholders.

Additionally, United Express has submitted a formal request for a corporate name change, which is currently pending review by the Financial Industry Regulatory Authority (FINRA). The Company will provide further updates as the regulatory review process progresses.

“We are excited to introduce OZ Vision as our new DBA, reflecting our forward-looking strategy and business evolution,” said Andrei Stoukan, CEO of United Express. “This change represents our commitment to better serving our stakeholders and positioning our Company for sustained success.”

The adoption of the OZ Vision name does not affect the Company’s corporate structure, operations, or financial reporting. Until the formal corporate name change is approved by FINRA, the Company will continue to operate as United Express, Inc. while utilizing OZ Vision as its public-facing identity.

About United Express, Inc.

United Express, Inc. is a general transportation and logistics provider delivering merchandise and other cargo across the United States. United Express acquired the assets of Fighting Leagues in 2023 as a step towards a broader focus for its direction. The Company is committed to delivering high-quality solutions and driving value for its shareholders and customers.

Forward-Looking Statements:

This press release contains forward-looking statements that involve risks and uncertainties, including statements related to the Company’s business strategy, future operations, and pending regulatory approvals. These statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Investors are encouraged to review the Company’s filings with the Securities and Exchange Commission for additional information regarding risks and uncertainties.